UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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FRED’S, INC.

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4300 NEW GETWELL ROAD

MEMPHIS, TENNESSEE 38118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Wednesday, June 19, 2013

TO THE SHAREHOLDERS OF FRED’S, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Fred’s, Inc. (the “Company” or “Fred’s”) will be held at the Holiday Inn Express, 2192 S. Highway 441, Dublin, Georgia, on Wednesday, June 19, 2013, at 5:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect the Company’s Board of Directors;

2.	To ratify the designation of BDO USA, LLP as our independent registered public accounting firm of the Company, as described in the Proxy Statement;

3.	To advise by vote on executive compensation, as described in the Proxy Statement; and

4.	To consider and act upon any other matters which properly come before the Annual Meeting or any adjournment of the meeting.

The accompanying Proxy Statement contains further information with respect to these matters.

Only shareholders of record at the close of business on April 26, 2013, will be entitled to vote at the meeting or any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Our Proxy Statement, Annual Report to shareholders and proxy card are available on www.fredsinc.com/shareholders.

By order of the Board of Directors,

/s/ Charles S. Vail
Charles S. Vail
Secretary

May 23, 2013

FRED’S, INC.

4300 NEW GETWELL ROAD

MEMPHIS, TENNESSEE 38118

PROXY STATEMENT

For Annual Meeting of Shareholders, June 19, 2013

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Fred’s, Inc. (the “Company” or “Fred’s”) to be voted at the Annual Meeting of Shareholders to be held on June 19, 2013, at 5:00 p.m., Eastern Daylight Time, at the Holiday Inn Express, 2192 S. Highway 441, Dublin, Georgia, or any adjournment thereof (the “Annual Meeting”). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Class A common stock (“Common Stock”) will be necessary to constitute a quorum.

All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted “FOR” Proposals 1, 2 and 3. The Board of Directors does not know of any business to be brought before the Annual Meeting, other than as indicated in the notice, but it is intended that, as to any other such business properly brought before the meeting, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon: (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance by the shareholder at the meeting (with proper identification) and his request for the return of his proxy or his request for a ballot.

A copy of this Proxy Statement and the enclosed Proxy Card are first being sent to shareholders on or about May 23, 2013.

Voting Securities

Only shareholders of record at the close of business on April 26, 2013 will be entitled to vote at the Annual Meeting. As of such date, the Company had outstanding and entitled to vote at the Annual Meeting 36,723,334 shares of Common Stock. Each share of Common Stock is entitled to one vote for all matters before the Annual Meeting.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to specified shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. The ratification of BDO USA, LLP as our independent registered public accounting firm and the advisory vote on executive compensation will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes have no effect on the vote for the election of Directors, the ratification of BDO USA, LLP as the independent registered public accounting firm of Fred’s and the advisory vote on executive compensation.

Ownership of Common Stock by Directors,

Officers and Certain Beneficial Owners

The following table sets forth the Common Stock beneficial ownership known to the Company as of April 26, 2013, by (i) beneficial owners of more than five percent of the outstanding Common Stock, (ii) each director, (iii) each of the persons named in the Summary Compensation Table, and (iv) all directors and executive officers of Fred’s as a group.

	Shares of Common Stock Beneficially Owned (1)
	Number of Shares
Beneficial Owner	Options (2)	Total (3)	Percent (4)

Heartland Advisors, Inc. (5)		4,600,132	12.5
Wellington Management Co., LLP (6)		3,681,796	10.0
BlackRock, Inc. (7)		3,253,598	8.9
Dimensional Fund Advisors LP (8)		3,012,820	8.2
The Vanguard Group, Inc. (9)		2,014,505	5.5
T. Rowe Price Associates, Inc. (10)		2,000,445	5.4
Michael J. Hayes (11)	—	1,608,766	4.4
Bruce A. Efird	378,507	477,593	1.3
John R. Eisenman	4,250	21,044		*
Roger T. Knox	4,250	27,310		*
Thomas H. Tashjian	4,250	308,109		*
B. Mary McNabb	6,750	13,000		*
Michael T. McMillan	4,250	10,500		*
Jerry A. Shore	8,333	102,702		*
Rick A. Chambers	—	20,632		*
Alan C. Crockett	—	17,059		*
Reggie E. Jacobs	—	19,765		*
All Directors and Executive Officers
As a Group (20 persons)	429,519	2,728,461	7.4

*	Less than 1%
(1)

As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition, of a security. Except as otherwise indicated, all persons listed above have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock. The address for all except Heartland Advisors, Inc., Wellington Management Co., LLP, BlackRock, Inc., Dimensional Fund Advisors LP, Franklin Resources, Inc., Vanguard Group, Inc., and The T. Rowe Price Associates, Inc. is 4300 New Getwell Rd., Memphis, TN 38118. The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, WI 53202, Wellington Management Co., LLP is 280 Congress St., Boston, Massachusetts 02210, BlackRock Inc. is 40 East 52nd Street, New York, New York, 10022, Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746, The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern Pennsylvania 19355, and T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(2)	Represents stock options that are exercisable within sixty (60) days of April 26, 2013.
(3)	Includes stock options that are exercisable by beneficial owners within sixty (60) days of April 26, 2013.
(4)	Based on outstanding shares of Common Stock as of April 26, 2013 (36,723,334) and the respective options exercisable within sixty (60) days of April 26, 2013 for the individual being tested.
(5)	This information is based on Schedule 13G filed on February 7, 2013 by Heartland Advisors, Inc. which reported that as of December 31, 2012, it had shared power to vote or direct the vote of 4,532,282 shares and shared power to dispose of or direct the disposition of 4,600,132 shares.
(6)	This information is based on Schedule 13G filed on April 10, 2013 by Wellington Management Co., LLP which reported that as of March 31, 2013, it had shared power to vote or direct the vote of 2,763,296 shares and shared power to dispose of or direct the disposition of 3,681,796.
(7)	This information is based on Schedule 13G filed on February 4, 2013 by BlackRock, Inc. which reported that as of December 31, 2012, it had sole power to vote or direct the vote 3,253,598 shares and sole power to dispose of or direct the disposition of 3,253,598 shares.
(8)	This information is based on Schedule 13G filed on February 8, 2013 by Dimensional Fund Advisor LP which reported that as of December 31, 2012, it had sole power to vote or direct the vote of 2,961,362 shares and sole power to dispose of or direct the disposition of 3,012,820 shares.
(9)	This information is based on Schedule 13G filed on February 7, 2013 by The Vanguard Group, Inc. which reported that as of December 31, 2012, it had sole power to vote or direct the vote of 60,566 shares, sole power to dispose of or direct the disposition of 1,955,139 shares, and shared power to dispose or to direct the disposition of 59,366 shares.
(10)	This information is based on Schedule 13G filed on February 14, 2013 by T. Rowe Price Associates, Inc. which reported that as of December 31, 2012, it had sole power to vote or direct the vote of 679,530 shares and sole power to dispose of or direct the disposition of 2,000,445 shares.
(11)	Includes 126,018 shares owned by Mr. Hayes’ wife and 36,812 shares owned by Memphis Retail Limited Partnership which are attributable to Mr. Hayes and two of his children.

PROPOSAL 1 - ELECTION OF DIRECTORS

Current Board of Directors member, Roger T. Knox, will continue his duties through the 2013 Annual Shareholders Meeting at which time he will retire. The remaining seven Directors, constituting the entire Board of Directors, are to be elected at the 2013 Annual Meeting to serve one year or until their successors are elected and qualified. In selecting potential candidates for election to the Board of Directors the Nominating Committee considers the potential nominee’s judgment, integrity, experience, independence, understanding of the Company’s business and industry and other factors as more fully described below. Upon the recommendation of the Nominating Committee, the Board of Directors has nominated each of the following nominees. These nominees all served on the Board of Directors in 2012 and were elected by the shareholders at the 2012 Annual Meeting. The Board of Directors believes that the combinations of the various qualifications, skills and experiences would contribute to an effective, balanced and well-functioning Board of Directors.

Nominee	Age	Title
Michael J. Hayes	71	Director and Chairman of the Board
John R. Eisenman	71	Director
Thomas H. Tashjian	58	Director
B. Mary McNabb	64	Director
Michael T. McMillan	53	Director
Bruce A. Efird	53	Director, Chief Executive Officer and President
Steven R. Fitzpatrick	53	Director

Business Experience, Directorships for the last five years and Reasons for Nomination

Michael J. Hayes was elected a Director of the Company in January 1987 and was named Chairman of the Board in November 2001. Mr. Hayes was the Chief Executive Officer from October 1989 through January 2009 and served as a Managing Director of the Company from 1989 to 2002 when that position was eliminated. He was previously employed by Oppenheimer & Company, Inc. in various capacities from 1976 to 1985, including Managing Director and Executive Vice President - Corporate Finance and Financial Services. Chairman Hayes’ considerable experience with Fred’s and his years spent on Wall Street position him to serve as Chairman and guide the Board in its critical mission of protecting the shareholders.

John R. Eisenman is involved in real estate investment and development located in Greensboro, North Carolina. Mr. Eisenman has been engaged in commercial and industrial real estate brokerage and development since 1983. Previously, he founded and served as President of Sally’s, a chain of fast food restaurants, from 1976 to 1983, and prior thereto held various management positions in manufacturing and in securities brokerage. Mr. Eisenman has served as a Director since the Company’s initial public offering in March 1992. Mr. Eisenman was selected to serve on our Board because of this retail experience as well as his ability to advise the Board on real estate matters affecting the Company.

Thomas H. Tashjian was elected a Director of the Company in March 2001. Mr. Tashjian is a private investor. Prior to 2001, he served as a Managing Director and Consumer Group Leader at Banc of America Montgomery Securities in San Francisco. Prior to that, Mr. Tashjian held similar positions at First Manhattan Company, Seidler Companies, and Prudential Securities. In those roles, Mr. Tashjian dealt with corporate governance and financial matters on a regular basis. Mr. Tashjian’s earlier retail operating experience was in discount retailing at the Ayrway Stores, which were acquired by Target Corporation, and in the restaurant business at Noble Roman’s. He is a graduate of the Director’s Consortium of the Stanford Graduate School of Business and is a member of the Society of Corporate Secretaries and Governance Professionals. Mr. Tashjian is qualified as a member of Fred’s Board of Directors because of his two decades of financial research experience as a noted institutional investment analyst for several major investment banking companies, as well as his standing as a financial expert and corporate governance expert.

B. Mary McNabb was elected a Director of the Company in April 2005. Most recently, she served as Chief Executive Officer for Kid’s Outlet, California. Kid’s Outlet, California filed for bankruptcy on May 14, 2009. Previously, she served as Executive Vice President and a Director of The Mowbray Group from 2004-2005, a California-based retail consulting firm that specializes in problem-solving, cost reductions, importing, and retail management. She has served as a member of the Board of Directors of C-ME (Cyber Merchants Exchange). Ms. McNabb was formerly Executive Vice President of Merchandising and Marketing for Factory 2-U, Vice President of sourcing for S-Q of California, and West Coast Manager/Buyer for One Price Clothing, Inc. Ms. McNabb brings a wealth of retail experience to our Board, with specific experience in the soft lines areas of our business. Ms. McNabb also brings executive leadership experience to the Board.

Michael T. McMillan was elected a Director of the Company in February 2007. Mr. McMillan currently serves as Vice President of Franchise Development for Pepsi-Cola North America, a Division of PepsiCo, where he has spent the last 28 years in various roles including marketing, sales, franchise development, and general management of its bottling operations. Mr. McMillan was chosen to serve on our Board because of his experience in sales and marketing.

Bruce A. Efird was elected a Director of the Company in June 2008. Mr. Efird joined the Company September 22, 2007 as President and became Chief Executive Officer effective February 1, 2009. Prior to joining the Company, Mr. Efird was Executive Vice-President-Merchandising at Meijer, Inc. as well as being responsible for marketing and advertising. Before joining Meijer, Inc. in 2005, Mr. Efird was Executive Vice-President /General Manager for Bruno’s Supermarkets, Inc. in Birmingham, Alabama beginning in 2003. He began his retail career with Food Lion, Inc. in 1984. Mr. Efird brings an entire career in the retail industry, with specific experience in the consumable areas of our business. Mr. Efird also brings executive leadership experience to the Board.

Steven R. Fitzpatrick was elected to the Board of Directors in May 2012. Steven Fitzpatrick was the President of Accredo Health Group, Inc., Medco’s fast-growing specialty pharmacy organization, a position he held until he retired in June 2011. Mr. Fitzpatrick joined Accredo in 2001 as President of its subsidiary, Sunrise Health Management, Inc., and was named President of Accredo Therapeutics, Inc., in February 2002. With the acquisition of Accredo by Medco Health Solutions, Inc. in August 2005, Mr. Fitzpatrick assumed responsibility for both Accredo Therapeutics and Accredo Specialty Care Services (formerly Medco Specialty Solutions). In March 2006, he became Chief Operating Officer of Accredo Health Group and was named President in June 2008. Prior to joining Accredo, Mr. Fitzpatrick held senior management positions with Abbott Laboratories, Block Medical, PharmaThera and Nations Healthcare. Mr. Fitzpatrick’s brings extensive experience in the pharmaceutical industry, including specialty pharmacy services, to the Board.

If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by Fred’s Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. Fred’s has no reason to believe that any nominee will be unable to serve as a director.

The Company expects its directors to attend the Annual Meeting, however there is not a formal policy requiring attendance. All directors were present for the 2012 Annual Meeting of Shareholders.

For information concerning the number of shares of Common Stock owned by each director, and all directors and executive officers as a group as of April 26, 2013, see “Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners.” There are no family relationships between any directors or executive officers of Fred’s.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

THE ELECTION OF THE NOMINEES TO FRED’S BOARD OF DIRECTORS.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports of beneficial ownership of Fred’s Common Stock and written representations furnished to Fred’s by its officers, directors and principal shareholders, Fred’s is not aware of the failure of any such reporting person to file with the Securities and Exchange Commission (the “Commission”) on a timely basis any required reports of changes in beneficial ownership during fiscal year except for the following instances of untimely reporting: the fiscal 2012 grant on August 3, 2012 of the vested shares from prior years’ Restricted Stock Leadership Program (“RSLP”) for James Brown, Rick Chambers, Alan Crockett, Dennis Curtis, James Deats, Bruce Efird, Teresa Gabor, Reggie Jacobs, Bradley McAdory, J. Clarke McCord, Dave Mueller, Keith Owens, Ricky Pruitt, Anita Ryan, James Sanders, Simon Scales, Jerry Shore, Shannon Strickland, Sherri Tagg, Matthew Twigg, Charles Vail and Marcia Vargas; the options received in the promotion of Richard Gehrett to VP of IT Infrastructure & Operations on August 31, 2012, David Powell to Regional Vice President on July 30, 2012, and Lilia Cook to VP Treasurer on January 22, 2013; the cancellation of restricted stock grants for James Deats on August 28, 2012, Mark Floyd on July 27, 2012, David Gagne on May 3, 2012, Mike Holligan on May 3, 2012 and Willie Sands on May 3, 2012; the restricted stock grant to Kevin Pitt on March 27, 2012 and David Powell on July 30, 2012; a sale of restricted stock by Teresa Gabor on August 24, 2012; a sale of options by Teresa Gabor on September 5, 2012 and the new hire grant received by Mark Dely on January 2, 2013.

Board of Directors

During the last fiscal year, Fred’s Board of Directors held six meetings. All of the directors attended all of the Board meetings and the prior year’s annual meeting. As a regular part of the board meetings, the Independent directors meet separately to discuss different matters. Mr. Hayes is Chairman of the Board of Directors. Non-employee Directors of Fred’s, with the exception of the Chairman of the Board of Directors, are paid for their services plus reasonable expenses for meeting attendance, and are granted stock options and/or restricted stock from time to time. For additional information on Director Compensation see “Director Compensation.” John R. Eisenman, Steven R. Fitzpatrick, Thomas H. Tashjian, B. Mary McNabb, Roger T. Knox and Michael T. McMillan were considered independent as defined in the listing standards of the NASDAQ Stock Market (“NASDAQ”) as of the end of fiscal 2012.

Communication with the Board of Directors

The Board of Directors has established a process for shareholders to facilitate communication with Directors. Communications can be addressed to: Board of Directors, Fred’s Inc., c/o General Counsel, 4300 New Getwell Rd., Memphis, TN 38118. All communication will be reviewed by our Legal Department and appropriate communications will be forwarded to the Board of Directors on a quarterly basis, unless requested by the Board on a more frequent basis. Shareholder communications will be treated confidentially, subject to applicable laws, regulations or legal proceedings, if so marked on the envelope or in the communication but will be reviewed by the Company’s Legal department.

Leadership Structure

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. We believe that this separation of the positions represents the appropriate structure for us at this time. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in the best interests of the Company and our shareholders to be free to make that determination based on the position and direction of the Company and the membership of the Board. Under our current structure both the Chairman and Chief Executive Officer have responsibility for our business strategy and financial performance. Our Chief Executive Officer is responsible for the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman provides guidance to the Chief Executive Officer and presides over meetings of the full Board.

Board’s Role in Risk Management

The Board is elected by the shareholders to oversee the long-term health and overall success of the Company. In order to fulfill the Board’s responsibilities, it oversees the proper operation of the business, safeguarding of assets, the maintenance of appropriate financial and internal controls, and the Company’s compliance with applicable laws and regulations. Inherent in carrying out these responsibilities is the Board’s oversight of the various risks that impact the Company. The Board understands that it is impossible to eliminate all risks. Nonetheless, the Board, through its oversight of the Company, undertakes to manage and mitigate risks as appropriate. The primary responsibility for the identification, assessment and management of the various risks that we face belongs with our management team. The entire Board regularly reviews information with management on our business strategy, financial position and operations and considers associated key risks (that can include business, legal, regulatory, compliance, public policy, reputational and other risks).

In addition, the Board executes its oversight role through its Audit Committee and other committees which report regularly to the whole Board on their activities. For our Audit Committee, some areas of specific committee level focus include risk associated with financial reporting, internal control and related party transactions. The Compensation Committee reviews risks associated with our executive incentive compensation policies. Our Governance Committee reviews risks in corporate governance structure, business conduct and ethics.

Code of Conduct

The Company has adopted a code of ethics that applies to all of its directors, officers (including its Named Executive Officers) and employees. Also, the Company has a vendor code of conduct that applies to its vendors. The Company’s code of ethics and vendor code of conduct are available on the Company’s website at www.fredsinc.com and can be found under the Investor Relations and Corporate Governance links. The Board of Directors has adopted a written charter for the Governance Committee, which is also available on the Company’s website. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Governance Committee

The Board of Directors believes the Company observes sound corporate governance practices. Nonetheless, the Company has added renewed focus to its corporate governance function. At the 2012 Annual Meeting, the shareholders requested by way of a majority vote to appoint a Director who has a high level of expertise and experience in corporate governance. The Board of Directors has responded by appointing Thomas H. Tashjian to chair the Governance Committee and as a nominee to the Board in 2013. Mr. Tashjian is a graduate of the Director’s Consortium of the Stanford Graduate School of Business and is a member of the Society of Corporate Secretaries and Governance Professionals. The Board of Directors has determined that Mr. Tashjian has sufficient high level expertise and experience in corporate governance.

In recognition of the continuing importance of sound corporate governance and as a part of this renewed focus on the corporate governance function, the Governance Committee will be undertaking under the leadership of the new Chairman, to review, analyze and propose corporate governance guidelines for the Board of Directors to adopt. In considering different measures to include or not include as a part of the Company’s corporate governance guidelines, the Committee will consider and work with other committees of the Board where appropriate to consider director responsibilities, responsibilities of key Board committees, director compensation, Board succession planning and evaluation, standards for the election of directors and whether the Company should adopt guidelines around majority voting for directors, director independence and other important governance issues. The Committee Chairman has commenced this process and will be making recommendations to the Board of Directors on these issues. Already, the Governance Committee has instilled a more comprehensive Director evaluation program. In considering these issues, the Governance Committee seeks to ensure that adequate consideration is given to understanding the impacts of any new guidelines and/or measures that the Governance Committee will propose. For example, in considering moving toward a form of majority voting standard for Directors, the Committee has been studying companies of similar size and market status and will consider historical voting patterns and their potential impact to ensure that an appropriate balance is struck between making governance changes and maintaining appropriate continuity on the Board of the Company.

The Governance Committee makes recommendations to the Board of Directors regarding corporate governance matters and practices. The Governance Committee is currently comprised of Thomas H. Tashjian, Chairman of the Committee, B. Mary McNabb and Roger T. Knox, all of whom meet the independence requirements of NASDAQ listing standards and the independence criteria set forth in the SEC’s rules. The Governance Committee of the Board of Directors met four times during the Company’s latest fiscal year. Governance members are paid for their services $6,000 per year for the Chair and $1,500 per year for the other members, plus reasonable expenses for meeting attendance.

Nominating Committee

The Committee recommends nominees for election to the Board by the shareholders at the annual meeting. The committee is comprised of Michael T. McMillan, Chairman of the Committee, John R. Eisenman and Tom H. Tashjian, all of whom meet the independence requirements of NASDAQ listing standards and the independence criteria set forth in the SEC’s rules. The Nominating Committee met four times with all committee members in attendance. Nominating members are paid for their services $6,000 per year for the Chair and $1,500 per year for the other members, plus reasonable expenses for meeting attendance. The Board of Directors has adopted a written charter for the Nominating Committee, which is available Company’s website at www.fredsinc.com.

The Nominating Committee identifies candidates for nomination based upon its criteria for evaluation as described below. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:

•	character, personal and professional ethics, integrity and values;

•	executive level business experience and acumen;

•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the retail industry, it is not a prerequisite);

•	skills and expertise necessary to make significant contributions to the Company, its Board and its shareholders;

•	business judgment;

•	availability and willingness to serve on the Board;

•	independence requirements of NASDAQ listing standards;

•	potential conflicts of interest with the Company or its shareholders taken as a whole; and

•	accomplishment within the candidate’s own field.

The Committee is currently undertaking a process to find an additional Board candidate who possesses a significant amount of pharmacy expertise, along with a solid background in governance, compensation, or financial management. With the complexity of healthcare reform, rapidly changing services provided by pharmacies and the significant growth outlook over the next several years in the pharmacy industry, the Committee and the Board of Directors has identified pharmacy as a key growth area for the Company and has therefore focused on bringing added expertise from the pharmaceutical industry. An example of this focus is the 2012 nomination and election of Steven R. Fitzpatrick to the Board of Directors. The recommendation from the Committee was based on Mr. Fitzpatrick’s qualifications as a national leader in the field of Pharmacy, as well as his experience in financial management, corporate governance, and enterprise risk management.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating Committee strives to nominate directors with a variety of skills and experience so that the Board will have the necessary expertise to oversee the Company’s business.

The Nominating Committee has adopted the following policy with regard to considering a shareholder’s nominee. To submit a nominee for consideration, a shareholder must provide the Nominating Committee:

•	proof of the shareholder’s eligibility to submit proposals in accordance with Rule 14a-8(b) of the Securities Exchange Act of 1934, as amended;

•	a complete description of the candidate’s qualifications, experience, accomplishments and background; and

•	the candidate’s signed consent to serve on the Board.

Recommendations by shareholders that are made in accordance with these procedures will be evaluated using the same standards the Nominating Committee uses for candidates it identifies. Before recommending a shareholder’s candidate, the Nominating Committee may also:

•	consider whether the shareholder candidate will significantly add to the diverse range of talents, skills and expertise of the Board;

•	conduct appropriate verifications of the background of the candidate; and

•	interview the candidate or ask the candidate for additional information.

The Nominating Committee has full discretion not to include a shareholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a shareholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

Audit Committee

The Audit Committee of the Board of Directors, which is comprised of John R. Eisenman, Chairman of the Committee, Thomas H. Tashjian, B. Mary McNabb, Michael T. McMillan, Roger T. Knox and Steven R. Fitzpatrick, met six times during the last fiscal year. All of the members attended all of the Committee meetings. Each of the members of the Audit Committee is an independent director as defined in the NASDAQ listing standards and meets the independence criteria set forth in the SEC’s rules. Audit Committee members are paid for their services $16,000 per year for the Chair and $4,500 per year for the other members plus reasonable expenses for meeting attendance.

The Audit Committee is responsible for the engagement of the independent registered public accounting firm, considering the range of audit and non-audit fees, assisting the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, reviewing the Company’s system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established, and reviewing the Company’s auditing, accounting, and financial reporting processes generally.

Audit Committee members have the requisite financial experience to serve on the Audit Committee. The management of the Company has the primary responsibility for the financial statements and reporting process. The independent registered public accounting firm is responsible for conducting and reporting on the audit of the Company’s financial statements and internal controls over financial reporting in accordance with generally accepted auditing standards. The Company’s independent registered public accounting firm is ultimately accountable to the Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which is available Company’s website at www.fredsinc.com. The Board of Directors has determined that Mr. Tashjian meets the Commission’s definition of audit committee financial expert.

Audit Committee Report

In the context of the role of the Audit Committee as outlined above, the Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2012 with management of the Company. BDO USA, LLP, the Company’s independent registered public auditing firm, is responsible for performing independent audits of the consolidated financial statements in accordance with generally accepted auditing standards and the effectiveness of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in rule 3200T, and other matters required by the Audit Committee’s charter. The Audit Committee has received the written disclosures and the letter from BDO USA, LLP as required by PCAOB Rule 3526 and has discussed with BDO USA, LLP their independence, including consideration of whether the payment to BDO USA, LLP of audit related, tax, and permissible non-audit fees is compatible with maintaining their independence. Based upon its review and discussions with Company management and BDO USA, LLP, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2012 be included in the 2012 Annual Report on Form 10-K for filing with the Securities and Exchange Commission, and that BDO USA, LLP be considered for selection as the Company’s independent registered public accounting firm for 2013.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and BDO USA, LLP. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that BDO USA, LLP is in fact independent.

John R. Eisenman, Audit Committee Chairperson

Thomas H. Tashjian

B. Mary McNabb

Michael T. McMillan

Roger T. Knox

Steven R. Fitzpatrick

Compensation Committee

The Compensation Committee reviews and approves the salaries and cash incentive compensation of executive officers and recommends the grants of stock-based incentive compensation under Fred’s long-term incentive plan. The Compensation Committee, which is comprised of B. Mary McNabb, Chairperson of the Committee, Michael T. McMillan, John R. Eisenman and Roger T. Knox, met six times during the last fiscal year. Each of the members attended all of the Committee meetings. Each of the members of the Compensation Committee is an independent director as defined in the NASDAQ listing standards and meets the independence criteria set forth in the SEC’s rules. Compensation Committee members are paid for their services, $7,500 per year for the Chair and $1,500 per year for the other members, plus reasonable expenses for meeting attendance. The Board of Directors receives the compensation and grant recommendations of the Committee and may approve, amend or reject the recommendations. The Board of Directors has adopted a written charter for the Compensation Committee, which is available at the Company’s website at www.fredsinc.com.

Pharmacy Committee

The Pharmacy Committee reviews and provides guidance on the strategy and direction of the Company’s pharmaceutical business. The Pharmacy Committee is comprised of Steven R. Fitzpatrick, Chairperson of the Committee, and Thomas J. Tashjian and met four times during the last fiscal year. Each of the members attended all of the Committee meetings. The Pharmacy Committee members are paid for their services, $8,000 per year for the Chair and $1,500 per year for the other members, plus reasonable expenses for meeting attendance.

Transactions with Related Persons and the Company’s Approval Policy

Atlantic Retail Investors, LLC, is wholly owned by Michael J. Hayes, a director of the Company, and members of his family. As of February 2, 2013, Fred’s is leasing three properties from Atlantic Retail Investors, LLC as compared to three at January 28, 2012, and thirteen at January 29, 2011. The total rental payments for related party leases were $326.1 thousand for the year ended February 2, 2013 and $451.2 thousand and $1.3 million for the years ended January 28, 2012 and January 29, 2011, respectively.

Any future transactions which are required to be described by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 will be reviewed and either rejected or approved by the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement details the compensation plans for our executive team. In it we describe our compensation philosophy, policies and practices as they relate to our management team and especially to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three most highly compensated executive officers (collectively, the “Named Executive Officers”). The Named Executive Officers for 2012 include: Bruce A. Efird (CEO & President), Jerry A. Shore (CFO), Rick A. Chambers (EVP Pharmacy Operations), Alan C. Crockett (EVP and Chief Merchandising Officer (CMO)), and Reggie E. Jacobs (EVP Distribution & Corporate Services).

Changes to executive compensation as well as general guidelines for other employees are considered and approved by the Compensation Committee of the Company.

Summary of Fiscal 2012

The following information contains references to years 2012 and 2011, which represent fiscal years ended February 2, 2013 (which was a 53-week accounting period) and January 28, 2012 (which was a 52-week accounting period).

Fiscal 2012 was a challenging year as our customers remained under economic pressures, and we experienced higher operating costs related to our store and pharmacy growth and increasing insurance costs.

The following are some of the highlights and some noteworthy 2012 accomplishments:

•	Comparable store sales for 2012 increased 1.1% as compared to an increase of 0.5% in 2011. Excluding the effect of the 53rd week in 2012, comparable store sales declined 1.4%.

•

We achieved gross margin improvement of 30 basis points to 29.0% in 2012 by the higher initial markup from the brand-to-generic shift in the pharmacy department as well as increased pharmacy department rebates.

•	Earnings per diluted share decreased to $0.81 in fiscal 2012 from $0.87 in fiscal 2011, representing a 7% decrease, primarily the result of deleveraging selling, general, and administrative expenses.

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP number, totaled $78.6 million, which is the second highest annual Company total.

•

Included in 2012 earnings per diluted share was an income tax benefit of approximately $0.12 per share due to a favorable tax settlement with the state of Tennessee, as well as other tax related assumptions and estimates.

•

We continued our growth, utilizing our improved capital position to make 24 incremental pharmacy acquisitions and increase our net new pharmacy locations by 21. We also increased our store count by a net 12 locations.

•

Our pharmacy department, a key differentiating factor in our business, continued with record performance by dispensing approximately 17 million prescriptions, representing a 9% increase in total prescriptions filled and 3.7% increase in comparable prescriptions adjusted for the 53rd week in 2012.

•

We began testing our expanded automotive and hardware departments in 78 stores. We were pleased with the performance in these stores’ departments, which experienced 30%-to-40% sales increases and 150-to-200 basis points improvement in overall comparable store sales above the balance of the chain.

•

Launched in 2010, the Core 5 Program continues to be a key strategic initiative designed to highlight key categories within our stores that differentiate us from our competition. By the end of fiscal 2012, we had remodeled approximately 68% of our stores with the Core 5 layout and see improvement in stores that have been reformatted, especially in the pet, household supplies and pharmacy departments.

•

We continued to add new products to our Own Brand line and increased our penetration rate to 19.6% of total consumables in 2012 from 19.0 % in 2011, even as the Company experienced a continued shift toward basic and consumable products and a stronger increase in national brand sales. Within the Own Brand products, we launched the Right Value line of products which are lower priced and more value oriented.

•

We launched the test of our new Getwell Drug & Dollar concept store which is an 8,000 square foot store comprised of a full-service pharmacy department and smaller general merchandise square footage than the Company-owned stores. There were four Getwell Drug & Dollar stores open at year-end and five planned openings in 2013.

•

We returned a total of $25.0 million to shareholders through dividends and share repurchases. We increased the annual dividend to $0.24 per share from $0.20 per share the previous year, for an increase in the regular quarterly dividend of 20%, and offered an additional one-time, special dividend in the fourth quarter of $0.19 per share for a total annual dividend of $0.43. We repurchased 649,219 shares of common stock for approximately $9.2 million during the year.

Despite the challenges and their impact to 2012 financial results, we believe the operating costs incurred related to our store and pharmacy growth well positions us to succeed in 2013 and beyond. We now move forward with optimism about future opportunities and embark on a three-year Reconfiguration Plan designed to help us regain the momentum we experienced in the prior three years in driving toward our goal of increasing our operating margin to 4%. Details of the Reconfiguration Plan are outlined in the transcripts of our earnings call held on March 28, 2013 and published in our Form 10-K filed on April 18, 2013.

Our compensation program is designed to motivate and reward outstanding performance and to drive long-term value creation. We believe that when the Company performs well and achieves its operating goals, that our executive officers should receive rewards that are commensurate with those of our shareholders. Consistent with our philosophy of aligning executive compensation with company performance, the Company did not make bonus payments in 2012 as we did not meet the predetermined operating goals as defined in the Annual Cash Incentive Compensation and the Annual Stock Incentive Compensation paragraphs beginning on page 13.

Compensation Objectives

It is the philosophy of Fred’s that executive compensation be linked to corporate performance and increases in shareholder value. We have designed our compensation program to align our executives’ compensation with the long-term interests of our shareholders and to attract and retain talent. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables Fred’s to attract, motivate and retain a strong leadership team.

•	Reinforce a high performance culture with integrated programs tied to our short and long term objectives.

•	Create alignment of interest between executives and shareholders focused on long term value creation.

Role of Compensation Committee

The Compensation Committee is responsible for setting the compensation philosophy of the Company and then evaluating and monitoring adherence to its objectives. In doing so, the Committee must balance the financial requirements of the Company with the need to attract and retain high caliber individuals for key roles within the Company. The Compensation Committee also reviews the risks and rewards of the Company’s compensation programs. The plans are designed to reward prudent risk-taking over both the short and long term. The Company has put in place Clawback features in its compensation programs and has also set expectations for long-term stock ownership of its BOD, CEO and CFO through share ownership guidelines. These features, along with the general design of the compensation program are meant to ensure appropriate level of risk taking by the Company’s executives over the long term.

The Committee believes that our incentive compensation plans are appropriately related to corporate and individual performance, yielding awards that are tied to the annual financial and operational results of Fred’s and consistent with the returns that are generated on behalf of Fred’s shareholders. After review by the Compensation Committee and management regarding the policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

How We Determine Executive Compensation

In setting executive Compensation philosophy and practice, the Company has engaged independent consulting firms and reviewed benchmarking data of peer companies in the retail and pharmacy industries. In collaboration with management the Compensation Committee has set a standardized structure for salary performance reviews, tailored reviews to be pertinent to the job function and defined and added structure to the review process. The Compensation Committee determines what elements and amounts are included as part of executive compensation to balance between short and long term compensation. The Company’s executive compensation program is reviewed annually by the Compensation Committee and adjusted as needed.

Employee Compensation Components

The Company and the Compensation Committee have implemented compensation programs designed to align our executives’ pay with the achievement of long and short term performance goals that reinforce our business strategy. The Company uses three main components in compensating its executives: base salary, annual cash incentive payments and stock based incentive compensation. Base salary and cash incentives are geared to reward near term performance, whereas stock awards blend near-term performance with longer-term earnings that result in share price growth.

The Company believes that these compensation incentive plans and practices, which are based on balanced performance metrics, do not encourage excessive short-term risk taking and do promote disciplined progress towards longer-term Company goals.

The elements of the executive compensation program have remained substantially the same for several years. We believe our programs are effectively designed to align with the interests of our shareholders and are instrumental in achieving our business strategy. In accordance with the view expressed by our shareholders in an advisory vote at the 2011 Annual Meeting of Shareholders, our Board of Directors currently intend to provide for a “say on pay” vote on an annual basis and will continue to consider shareholder concerns and feedback in the future. In determining executive compensation for 2012, the compensation committee considered the overwhelming shareholder support that the “say-on-

pay” proposal received at our July 26, 2012 annual meeting of shareholders. As a result, the Compensation Committee continued to utilize the same elements it has used in previous years, with small changes to encourage a mix of more long-term incentive compensation.

Base Salary

We pay base salaries to provide a stable fixed amount of cash compensation. Base salaries are determined through comparisons with other peer retailing companies trading within our area. Salaries are set to recognize individual skills, competencies, experience and organizational impact within a defined job description. Base pay levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

Annual Merit Increases

All of our employees’ base salaries are reviewed annually for possible merit increases, however, an increase is not guaranteed. Any adjustments take into account the individual’s performance, responsibilities and experience, as well as external market practices. Salary increases for Named Executive Officers, other than the CEO are determined by the Chief Executive Officer. The Compensation Committee reviews and discusses the Board’s evaluation of the Chief Executive Officer and makes recommendations to the non-employee Board Members to consider regarding merit increases of the CEO. The Compensation Committee believes that the increases in base salary of the Named Executive Officers in 2012 were appropriate based on the Company’s strong performance in 2011.

Promotions or Changes in Roles

Base salary may also be increased to recognize a promotion, change in role or additional responsibilities. Promotions, role changes or additional responsibilities do not guarantee a change in compensation. On August 3, 2012, Alan C. Crockett was promoted to EVP, CMO from EVP, General Merchandise Manager, a position he held since November 2, 2010 and his base salary was increased to recognize his promotion.

Annual Cash Incentive Compensation (“MIP”)

We pay annual cash incentive compensation to senior executives as part of our Management Incentive Plan (“MIP”) to reward executive performance for the year based on the performance of the Company. The participants only earn payment under the MIP plan if specific pre-established targets and goals are achieved.

2013 MIP

The following table represents the threshold, target and maximum cash bonus potential under the 2013 MIP expressed as a percentage of salary based on Earnings before Interest and Taxes (“EBIT”) levels recommended by the Compensation Committee and adopted by the Board of Directors.

	2013 EBIT Goals
	Threshold	Target	Maximum
	$46.9M	$48.9M	$60.0M
CEO	25.0%	50%	100%
CFO	25.0%	50%	100%
EVP	17.5%	35%	70%
SVP	12.5%	25%	50%

Thirty percent of the bonus payment is contingent upon the Company meeting its EBIT corporate goal for the year, while the remaining seventy percent is contingent upon achievement of the employee’s individual and department goals for 2013. Thirty-five percent of the bonus payment is contingent on achievement of department goals consisting of meeting either department gross profit, department corporate contribution, department operating profit, or department budget, depending on the department. The remaining thirty-five percent is contingent upon meeting pre-determined, objective and measured individual goals. Consistent with our pay performance philosophy, the pharmacy, merchandising and store operations departments must achieve their department goal before they are eligible to receive any bonus on the individual goal component of the MIP. For all other departments, including the CEO and CFO, in order to be eligible for any payment under the 2013 MIP, the Company must meet its threshold EBIT goal of $46.9 million.

2012 MIP

The fiscal 2012 MIP allowed for a graduated cash bonus payout based on a tiered EBIT structure. The following table represents the threshold, target and maximum cash bonus potential under the 2012 MIP expressed as a percentage of salary based on EBIT levels recommended by the Compensation Committee and adopted by the Board of Directors.

	2012 EBIT Goals
	Threshold	Target	Maximum
	$57.2M	$59.6M	$81.2M
CEO	25.0%	50%	100%
CFO	25.0%	50%	100%
EVP	17.5%	35%	70%
SVP	12.5%	25%	50%

Forty percent of the bonus payment was contingent upon the Company meeting its EBIT corporate goal for the year, while the remaining sixty percent was contingent upon achievement of the employee’s individual and department goals for 2012. The Company failed to achieve its threshold EBIT goal for 2012, causing the entire cash component of the 2012 MIP to be null and void for most MIP participants. Bonuses were paid to several members of the pharmacy department to recognize the strong performance of the department in 2012.

2011 MIP

The fiscal 2011 MIP allowed for a graduated cash bonus payout based on a tiered Earnings per Share (“EPS”) structure. The following table represents the threshold, target and maximum EPS levels for the cash component of the 2011 MIP expressed as a percentage of salary based on recommendation by the Compensation Committee and adopted by the Board of Directors.

	2011 EPS Goals
	Threshold	Target	Maximum
	$0.84	$0.86	$1.22
CEO	25.0%	50%	100%
CFO	25.0%	50%	100%
EVP	17.5%	35%	70%
SVP	12.5%	25%	50%

Forty percent of the bonus payment was contingent upon the Company meeting its EPS corporate goal for the year, while the remaining sixty percent was contingent upon achievement of the employee’s individual and department goals for 2012. The EPS target for the cash component of the 2011 MIP was $0.86. Excluding the $0.02 impact of the shares repurchased during the fiscal year, the Company’s 2011 EPS was $0.85, which resulted in earning approximately 70% of the cash component of the 2011 MIP.

Annual Stock Incentive Compensation (“RSLP”)

We provide performance-based long-term equity compensation to our senior executives through our Restricted Stock Leadership Program (“RSLP”) which aligns the interests of these individuals with the interests of our shareholders. We believe that long-term equity compensation is also an important retention tool.

2013 RSLP

For 2013, the threshold tier of the RSLP begins at $46.9 million of EBIT, which represents 10% to 20% of the senior executive’s salary. The maximum tier of the restricted stock component is $49.9 million of EBIT, which represents restricted stock bonus compensation for senior executives in a range of 25% to 50% of their salary. Should the Company fail to achieve its threshold tier EBIT goal, no grant shall be made. If the Company achieves its threshold tier EBIT goal, one fourth of the grant vests on the first anniversary of the grant date. In each of the subsequent fiscal years, one fourth of the base year grant will vest on the anniversary date. The following table illustrates the EBIT thresholds of the base year performance requirement of 2013 RSLP plan.

Fiscal Year	Threshold EBIT		Target EBIT	Maximum EBIT
2013	$46.9	(1)	$48.9	$49.9

(1)	If the threshold EBIT is not met, the entire grant is null and void.

Prior to 2013, the RSLP included qualifying performance thresholds over multiple years. Effective 2013, performance thresholds required to vest restricted stock grant’s future tranches were removed from the program. This change was made to provide greater stock ownership and retention of senior executive RSLP participants. The change also aligned more closely with the compensation practices of other peer companies in our industry. In 2012, the components of the RSLP changed from a tiered EPS structure to a tiered Earnings before Interest and Taxes (“EBIT”) structure. Dividends are paid on any unrestricted stock held by executives.

2012 RSLP

In 2012, the threshold and target tiers of the RSLP began at $59.6 million of EBIT, which represents 20% to 40% of the senior executive’s salary. The maximum tier of the restricted stock component was $60.8 million of EBIT, which represents restricted stock bonus compensation for senior executives in a range of 25% to 50% of their salary. Should the Company fail to achieve its threshold tier EBIT goal, the entire grant is null and void. If the Company achieves its threshold tier EBIT goal, one fourth of the grant was to vest on the first anniversary of the grant date. The Company failed to achieve its threshold tier EBIT goal for 2012, causing the entire 2012 grant to be null and void. The following table illustrates the EBIT thresholds of the multiple year performance requirements of the 2012 RSLP plan.

Fiscal Year	Target EBIT		Maximum EBIT
2012	$59.6	(1)	$60.8	(2)
2013	$66.7
2014	$74.7
2015	$83.7

(1)	The base year target EBIT was not met, the entire grant is null and void.
(2)	The maximum EBIT threshold is applicable in the base year only.

2011 RSLP

The fiscal 2011 RSLP allowed for a potential restricted stock award with qualifying performance thresholds over subsequent years.

The threshold and target tiers of the RSLP began at $0.86 of EPS, which represents 20% to 40% of the senior executive’s salary. The maximum tier of the restricted stock component is $0.88 of EPS, which represents restricted stock bonus compensation for senior executives in a range of 25% to 50% of their salary. Since the Company exceeded its target EPS goal, the value of the grant was adjusted accordingly and one fourth of the grant vested on the first anniversary of the grant date, May 3, 2012. The Company failed to achieve its target EPS goal for 2012, causing one fourth of the grant to be cancelled on the second anniversary of the grant date, May 3, 2013. If the target EPS is achieved in each of the subsequent fiscal years, one fourth of the base year grant will vest on the anniversary date. The following table illustrates the EPS thresholds of the multiple year performance requirements of the 2011 RSLP.

Fiscal Year	Target EPS		Maximum EPS
2011	$0.86	(1)	$0.88	(3)
2012	$0.99	(2)
2013	$1.14
2014	$1.31

(1)	The base year target EPS was exceeded, and one fourth of the grant vested on May 3, 2012.
(2)	The 2012 target EPS was not achieved, and one fourth of the grant was cancelled on May 3, 2013.
(3)	The maximum EPS threshold is applicable in the base year only.

2010 RSLP

The fiscal 2010 Restricted Stock Leadership Program (RSLP) provided for a potential restricted stock payout based on a tiered Earnings per Share (“EPS”) structure with qualifying performance thresholds over subsequent years.

The threshold and target tiers of the RSLP began at $0.72 of EPS, which represented 20% to 40% of the senior executive’s salary. The maximum tier of the restricted stock component is $0.74 of EPS, which represented restricted stock bonus compensation for senior executives in a range of 25% to 50% of their salary. Since the Company exceeded its target EPS goal, the value of the grant was adjusted accordingly and one fourth of the grant vested on the first anniversary of the grant date, May 3, 2011. The Company also achieved its 2011 EPS target. Therefore, one fourth of the 2010 grant vested on the second anniversary of the grant date, May 3, 2012. The Company failed to achieve its 2012 EPS target, causing one fourth of the 2010 grant to cancel on the third anniversary of the grant date, May 3, 2013. If the target EPS is achieved in fiscal 2013, one fourth of the base year grant will vest on the anniversary date. The following table illustrates the EPS thresholds of the multiple year performance requirements of 2010 RSLP plan.

Fiscal Year	Target EPS		Maximum EPS
2010	$0.72	(1)	$0.74	(4)
2011	$0.83	(2)
2012	$0.95	(3)
2013	$1.09

(1)	The base year target EPS was exceeded, and one fourth of the grant vested on May 3, 2011.
(2)	The 2011 target EPS was exceeded, and one fourth of the base year grant vested on May 3, 2012.
(3)	The 2012 target EPS was not achieved, and one fourth of the grant was cancelled on May 3, 2013.
(4)	The maximum EPS threshold is applicable in the base year only.

2012 Incentive Leadership Grants

In August of 2012, the Compensation Committee recommended that the Board of Directors provide additional restricted stock and option awards to the CEO and CFO to align the interests of our two top executives with those of our shareholders by incentivizing value creation through financial improvement and diversification of the Company in three key areas: (1) improving operating profit margin; (2) driving general merchandising comparable sales growth; (3) achieving diversification through pharmacy growth in the areas of specialty pharmacy, clinical services and patient compliance and adherence. These three areas were identified by the Board of Directors as important to improving the overall performance of the Company. The Board of Directors approved the grant of restricted stock which vests after ten years and has an accelerator for achievement of a 4% operating margin. The Board of Directors also approved the grant of performance based options, 75% of which vest only upon achieving two consecutive years of “real” growth in general merchandising comparable store sales. The remaining 25% vests with the achievement of specific pharmacy goals. The options expire after five years from the date of grant unless the targets are met.

Compensation for New Hires and Promotions

In order to attract high caliber talent and offer competitive compensation packages, the Company may provide stock options and/or restricted stock to new hires. In addition, individuals who are promoted into an executive or senior executive role may be eligible to receive restricted stock and/or options as part of their compensation for their new role. New hire and promotion grants are made on a case by case basis and are generally effective date as of the employment/promotion date. Certain positions, particularly newly hired, may be provided with a sign-on bonus or guaranteed bonus upon completion of their first year.

Benefits and Perquisites

The Company provides its full-time employees, including the Named Executive Officers with health insurance coverage, life insurance and an opportunity to participate in the Fred’s 401(k) plan and Employee Stock Purchase Program. The Fred’s 401(k) plan may include matching contributions by the Company. The Employee Stock Purchase program provides participating employees a discount when purchasing shares of the Company’s stock. In addition, perquisites or other personal benefits are provided to some executive officers. These are more fully described as part of the Summary of Executive Compensation. In addition, Mr. Hayes and Mr. Efird are permitted to use the Company plane for personal use, but did not do so during 2012, 2011 or 2010. The value of usage, if any, would be recorded as taxable compensation in the year in which it occurred.

The Compensation Committee believes that targeted awards for executive officers of Fred’s under these plans are consistent with targeted awards of other retailing companies of similar size and complexity to Fred’s. Specified awards were recommended by the Chief Executive Officer for the other Named Executives Officers of Fred’s, based upon the Company’s performance, and the Committee considered these recommendations in making its determination.

Pay for Performance Analysis

This section illustrates the relationship between pay and how the Company measures performance. The Compensation Committee strongly believes that compensation for its CEO and executives be tied to the performance of the Company and long term value creation and has designed it’s compensation plans accordingly. As more fully discussed below, this is accomplished by tying all equity and cash incentive compensation awards to achieving key financial metrics that drive Company performance. The Committee also believes that the CEO and executives’ long-term interests are aligned with shareholders when participating in equity ownership in the Company. By comparing the total cumulative shareholder return over time with our CEO’s compensation, the Committee can assess the relationship between performance and compensation.

Cumulative Shareholder Return

Over the last three years, the Company has continued to provide return on shareholder value, despite several setbacks in our 2012 operating performance. The chart below depicts the total cumulative return that a shareholder would have received at the end of each fiscal year if they had invested $100 in Fred’s stock on February 1, 2010 and reinvested all subsequent dividends.

	2010	2011	2012
Investment Value of $100 on February 1, 2010	$134	$150	$138

Over the three year period from fiscal 2010 to fiscal 2012, total shareholder return was 38%. Fiscal 2011 was a very strong year for the Company with earnings per diluted share increasing 16% to $0.87 from $0.75 in fiscal 2010. Fiscal 2012 was a difficult year for our economically challenged customers. Although the Company was able to increase net sales by 4% to $1.955 billion from $1.879 billion in 2011, earnings per diluted share decreased 7% to $0.81. Nonetheless, the Company returned over $25.0 million in value to the shareholders in 2012 through $15.8 million in dividends and over $9.2 million in share repurchases.

Reported versus Realizable Pay

The following chart depicts the total realizable compensation of our CEO as compared to the summary table of compensation. The Compensation Committee believes it is important to provide this information since the majority of the reported compensation provided to our CEO is an incentive for future performance and is realizable only if the Company meets or exceeds the applicable specific performance metrics, which are more fully described in the paragraphs below. In 2012, the Company awarded the CEO a Leadership Incentive grant of restricted stock and performance based options, described in the 2012 Incentive Leadership Grants paragraph below, which is meant to incentivize and drive long-term performance and accounts for the significant difference between the reported and realizable pay in 2012. As illustrated in the following table, the realizable value differs significantly from the amounts shown in the 2012 Summary Compensation Table.

	2010	2011	2012

Reported Compensation (1)	$1,336,130	$1,338,862	$2,087,156

Realizable Compensation (2)	$1,113,227	$1,074,950	$1,418,967

(1)	Reported compensation is total compensation based on the current reporting rules for the Summary Compensation Table.
(2)	Realizable compensation is pay actually received by the CEO during the year, including salary, non-equity incentive pay and all other compensation (as included in the Summary Compensation Table) plus the net spread at vesting on all previously granted options and the market value on vesting date of all previously granted restricted stock awards. Realizable pay excludes the value of any new or unvested equity grants.

Employment Agreements

The Company has employment agreements with the Chief Executive Officer and the Chairman of the Board (as former CEO). In 2012, Fred’s obligations under the amended employment agreement with Michael J. Hayes (April 30, 2003, amended December 16, 2008) concluded, other than continuation of certain health and dental benefits described below. The agreement with CEO Bruce A. Efird was signed September 22, 2007, and amended December 22, 2008 and February 16, 2009. These two agreements and their amendments are described below.

Michael J. Hayes. Mr. Hayes retired as Chief Executive Officer effective February 1, 2009. His employment agreement provided that he would receive continued payment of his most recent salary and other Company-provided benefits (including a monthly allowance of $6,000 to defray costs of an office and assistant) for three years from the effective date of his separation from service. During this period Mr. Hayes was not compensated as a member of the Board of Directors. With the exception of his health and dental benefits, which the Company will provide during the lives of Mr. and Mrs. Hayes, Mr. Hayes’ employment agreement expired in February 2012. Mr. Hayes agreed not to compete with Fred’s for a period of six months from the date of his separation from service. Going forward, Mr. Hayes will receive compensation as the Chairman of the Board of Directors in the form of an annual Chairman fee and restricted stock grant that vests on the day after he ceases to be a Board of Director member.

Bruce A. Efird. Mr. Efird became Chief Executive Officer effective February 1, 2009. His employment agreement automatically extends for successive one year terms unless terminated by either party. The agreement provides that we will pay Mr. Efird an annual base salary of $650,000 plus any approved merit increases. Also, Mr. Efird participates in any executive bonus plans of the Company. Should Mr. Efird be separated from service or die, his heirs will receive compensation at the same rate for the balance of the term (not less than 6 months and not more than twelve months salary). All stock options and the 25,000 shares of restricted stock shall accelerate and immediately vest and be payable to the executive or his heirs.

The Compensation Committee reviews Mr. Efird’s salary and bonus annually. Mr. Efird’s employment may be terminated with or without cause. Mr. Efird has agreed not to compete with the Company for a period of one year following the termination of the employment agreement.

Director Compensation

The Company pays its directors an annual retainer and reasonable expenses to compensate them for the time spent working on behalf of the Company. In addition, the Company provides additional compensation in the form of restricted stock to tie Director compensation directly to the long term interests of shareholders. Beginning in 2011, restrictions on stock granted do not lapse and the shares do not vest until after the Director leaves the Board of Directors.

Annual Retainer

Non-employee Directors of Fred’s are paid an annual cash retainer for their services plus reasonable expenses for meeting attendance. This cash retainer for 2013, for all except the Chairman of the Board of Directors, is $34,200. The Chairman of the Board is to be paid a retainer of $162,000 for his service to the Board of Directors and also for serving as Chairman of the Board. Also, the non-employee Directors are paid additional fees for their service on the Audit, Compensation, Nominating and Governance committees.

Incentive Compensation

Non-Employee Directors of Fred’s, with the exception of the Chairman of the Board of Directors, receive an annual grant of 2,500 shares of restricted stock whose restrictions lapse only after the Director ceases being a member of the Board. Effective May 2012, the Chairman of the Board of Directors receives an annual restricted stock grant equal to $160,000 that vests the day after he ceases to be a Board member. In fiscal 2010, the Directors were awarded a non qualified grant of 1,250 options that immediately vested. They also received for the first time a grant of 1,250 shares of restricted stock whose restrictions lapsed after two years. In fiscal 2011, the directors received a grant of 2,500 shares of restricted stock whose restrictions lapse only after the director ceases being a member of the Board.

Other Important Compensation Information

Clawback Policy

Beginning with the 2013 MIP, the Board of Directors adopted a clawback policy for any incentive compensation under the MIP. It provides that in the event of an accounting restatement due to material noncompliance of the Company with financial reporting requirements under the U.S. federal securities laws as a result of intentional misconduct, the Board of Directors has the right to recover, from any of its current or former named executive officers who received a cash bonus during the twelve-month period preceding the date on which the Company is required to prepare an accounting restatement, the difference between the amount of any cash bonus paid to the executive officer with respect to the period(s) that such restatement was required, and the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Insider Trading Policy

All executive officers are subject to Fred’s insider trading policy, which prohibits the use or sharing of confidential information for trading in the stock of the Company. In addition, all persons subject to Section 16(a) of the Securities Exchange Act of 1934, which includes all Named Executive Officers, may not engage in any transaction involving Fred’s stock (including a purchase or sale, gift, contribution to a trust, stock option grant or exercise, restricted stock grant, stock grant under a deferred compensation plan, intra-plan transfer involving a Fred’s stock fund, Rule 10(b)5-1 plan transaction, pledge or hedge, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Financial Officer.

Share Ownership Guidelines

The Board of Directors encourages Board members and senior executives to have ownership in the Company. Stock ownership aligns the interests of senior executives with the interests of shareholders and promotes a long-term focus toward management of the Company. In 2013, the Compensation Committee recommended the following share ownership guidelines to encourage ownership. These guidelines were approved by the Board of Directors. For purposes of these guidelines, shares of unrestricted stock, restricted stock and vested incentive or non-qualified stock options with a fair market value above the grant exercise price shall qualify as common stock.

CEO and CFO

The CEO is expected to acquire and hold during his or her tenure shares of the Company’s common stock equal in value to at least 3 times his or her base salary, and the CFO is expected to acquire and hold during his or her tenure shares of the Company’s common stock equal to at least 2 times his or her base salary. The CEO and CFO shall have 5 years from the effective date of implementation of the policy or their initial appointment to the position to meet the target stock ownership guideline, and they are expected to continuously own (i.e., retain) sufficient shares to meet the guideline once attained.

Non-Employee Directors

Non-employee directors are expected to acquire and hold during their tenure as a Board member of the Company shares of the Company’s common stock equal in value to at least 4 times the annual retainer for non-employee directors. Non-employee directors shall have 5 years from the effective date of implementation of the policy or their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own (i.e., retain) sufficient shares to meet the guideline once attained.

Company Peer Group

While the Compensation Committee studies other similar companies in its industry to determine the competitiveness and appropriateness of its compensation programs, it has not identified a set peer group. The Compensation Committee recognizes the difficulty in identifying enough companies comparable to Fred’s mix of general merchandise and pharmacy sales, overall sales volume and the quantity, size and geographical location of our stores. The Compensation Committee has engaged a focus group of its customers who mostly identified larger sized national retailers as the Company’s peers rather than small-box and dollar store competitors. Absent a defined peer group and based on its review of all relevant programs, the Compensation Committee believes that the total compensation program for executives of Fred’s is competitive with the compensation programs provided by other companies with which Fred’s competes.

2012 Long Term Incentive Plan

All grants of equity incentive are made pursuant to the Company’s 2012 Long Term Incentive Plan (“Incentive Plan”), or a predecessor plan (i.e. 2002 Long Term Incentive Plan). The Incentive Plan provides the Compensation Committee the ability to grant various forms of equity based compensation and create incentive reward programs for employees such as the RSLP and others. The Incentive Plan was approved by shareholders at the 2012 annual meeting. It authorizes awards up to 3,000,000 shares of no par value common stock of the Company. The Compensation Committee has discretion to award stock options, stock appreciation rights, performance units or restricted stock pursuant to the Incentive Plan. The Compensation Committee may not adjust or amend the exercise price of stock options or stock appreciation rights. Shares shall be available for award until July 26, 2022, unless the Plan is sooner terminated.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time during the past year been one of our officers or employees. Furthermore, no member of the Compensation Committee has any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company served during 2012 as a director or a member of a compensation committee of any entity that had an executive officer serving as a director of the Company or a member of the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

B. Mary McNabb, Compensation Committee Chairperson

Roger T. Knox

Michael T. McMillan

John R. Eisenman

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation earned by or paid to the Chief Executive Officer, Chief Financial Officer and the three other mostly highly compensated executive officers, collectively referred to as the Named Executive Officers (“NEOs”) for services rendered to us during the fiscal years indicated.

Name & Principle Position	Year	Salary $		Bonus $ (1)	Stock Awards $ (2)		Option Awards $ (2)		Non-Equity Incentive Plan Compensation $ (3)		Change in Pension Value and Non- Qualified Deferred Compensation Earnings $	All Other Compensation $ (4)		Total

Bruce A. Efird Chief Executive Officer & President	2012 2011 2010	$ $ $	682,692 650,000 650,000		$ $ $	395,000 340,379 318,138	$ $	965,000 106,500	$ $	227,500 354,250		$ $ $	44,464 14,483 13,742	$ $ $	2,087,156 1,338,862 1,336,130

Jerry A. Shore Executive Vice President, Chief Financial Officer & Chief Administrative Officer	2012 2011 2010	$ $ $	323,467 308,135 297,596		$ $ $	237,000 157,094 183,532	$ $	579,000 53,250	$ $	108,150 163,500		$ $ $	23,924 6,536 4,002	$ $ $	1,163,391 633,165 648,630

Rick A. Chambers Executive Vice President - Pharmacy Operations	2012 2011 2010	$ $ $	214,158 202,916 196,575		$ $	65,623 83,506			$ $ $	33,300 82,494 75,880		$ $ $	9,644 5,645 4,542	$ $ $	257,102 356,678 360,503

Alan C. Crockett (5) Executive Vice President, Chief Merchandising Officer	2012 2011 2010	$ $ $	232,795 217,398 191,731		$ $	70,932 64,175			$ $	75,659 82,023		$ $ $	6,971 2,957 1,654	$ $ $	239,766 366,946 339,583

Reggie E. Jacobs Executive Vice President - Distribution & Corporate Services	2012 2011 2010	$ $ $	218,724 212,364 197,908		$ $	69,629 83,506			$ $	52,676 80,516		$ $ $	8,604 4,179 2,648	$ $ $	227,329 338,848 364,578

(1)	Pursuant to SEC reporting requirements, the Named Executive Officers did not receive payments that would be classified as “bonus” payments for any of the fiscal years shown.
(2)	The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of the awards according to accounting for share-based payments. For a description of the assumptions used by the Company in valuing these awards for fiscal 2011, please see Note 7 – Equity Incentive Plans to our consolidated financial statements included on our Annual Report filed with the Commission on April 12 2012.
(3)	The amounts in this column reflect cash bonuses earned for the indicated fiscal years performance pursuant to the Management Incentive Plan (MIP).
(4)	The amounts reported include the following:

•	Matching contributions to the Fred’s 401(k) plan, which all participating employees receive.

•	Dividends paid on restricted stock awards that have not vested.

•

Perquisites, which include personal use of Company car, airline tickets for non-business commuting, repair and maintenance costs on personal car, medical insurance premium and health care reimbursement payments.

A list of individual compensation amounts in excess of $10,000 referenced in the All Other Compensation column for 2012 is included in the table below.

Name	Dividends	Health Care Reimbursement
Bruce A. Efird	34,091	10,373
Jerry A. Shore	17,714	—

(5)	Mr. Crockett was named Executive Vice President and Chief Merchandising Officer (CMO) on August 13, 2012. Prior to his promotion, Mr. Crockett served as the Executive Vice President and General Merchandise Manager since November 2, 2010 and held the Senior Vice President of Finance and Principle Accounting Officer position prior to that.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards made by the Company to each of its Named Executive Officers during the fiscal year ended February 2, 2013.

	Estimated Future Payouts			Estimated Future				All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Under Non-Equity Incentive			Payouts Under Equity				Stock or
	Plan Awards			Incentive Plan Awards		Grant	Award	Units
Name	(1)			(2)		Date	Type	(#)	(#)	($/Sh)	$ (3)
	Threshold $	Target $	Maximum $	Threshold / Target #	Maximum #
Bruce A. Efird	175,000	350,000	700,000	18,006	22,507	8/20/2012	Restricted Stock	25,000	250,000	$13.64	$1,360,000
						8/23/2012	Stock Options
Jerry A. Shore	81,250	162,500	325,000	8,560	10,699	8/20/2012	Restricted Stock	15,000	150,000	$13.64	$816,000
						8/23/2012	Stock Options
Rick A. Chambers	38,850	77,700	155,400	4,050	5,062

Alan C. Crockett	44,134	88,268	176,537	4,252	5,315

Reggie E. Jacobs	38,754	77,509	155,017	4,169	5,211

(1)	Awards represent potential cash payouts under the MIP for fiscal 2012. Payments are based on a combination of the Company achieving specified EBIT, as illustrated in the table below, and Individuals achieving specific goals. Amounts are reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. The Company did not achieve EBIT goal for 2012, therefore there were no payouts under the equity incentive plan awards.

	2012 EBIT Goals
	Threshold $57.2	Target $59.6	Maximum $81.2
CEO	25.0%	50%	100%
CFO	25.0%	50%	100%
EVP	17.5%	35%	70%
SVP	12.5%	25%	50%

(2)	Awards represent potential payouts under the Restricted Stock Leadership Program (RSLP) for FY 2012. Amounts are reported in the Summary Compensation Table as Stock Awards. The Company did not achieve EBIT goal for the Equity Incentive Plan Award for fiscal year 2012. Therefore no award will be granted under the Equity Incentive Plan.
(3)	This amount represents the full grant date fair value of the stock option award ($3.86 per option) and restricted shares award, as computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table reflects stock option and restricted stock awards granted to the Named Executive Officers under the Company’s 2002 and 2012 Long-Term Incentive Plans that were outstanding as of February 2, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bruce A. Efird	245,052			$10.61	9/22/2014	(3)
	87,591	58,394		$9.59	3/9/2016	(6)
	8,334	16,666		$13.02	4/21/2016	(7)
		250,000		$13.64	8/23/2017	(12)
									10,000	(5)	$132,700
									22,531	(8)	$298,986
									14,886	(13)	$197,537
									3,722	(14)	$49,391
									25,000	(4)	$331,750
Jerry A. Shore	8,500			$13.25	3/21/2013	(1)
	4,167	8,333		$13.02	4/21/2016	(7)
		150,000		$13.64	8/23/2017	(12)
									10,000	(2)	$132,700
									5,000	(5)	$66,350
									4,767	(9)	$63,258
									1,733	(10)	$22,997
									6,870	(13)	$91,165
									1,718	(14)	$22,798
									15,000	(4)	$199,050
Rick A. Chambers									10,000	(2)	$132,700
									3,000	(5)	$39,810
									2,366	(9)	$62,794
									592	(10)	$15,685
									3,189	(13)	$56,411
									399	(16)	$5,295
Alan C. Crockett	4,000			$13.25	3/21/2013	(1)
									5,000	(11)	$66,350
									3,000	(5)	$39,810
									1,560	(9)	$20,701
									713	(10)	$9,462
									3,447	(13)	$45,742
									432	(14)	$5,733
Reggie E. Jacobs									10,000	(2)	$132,700
									3,000	(5)	$39,810
									2,366	(9)	$62,794
									592	(10)	$15,685
									3,384	(13)	$59,861
									423	(14)	$59,861

(1)	Award was granted on March 21, 2006. These are performance based awards and require that the Company meet or exceed its 2006 financial plan. They become null and void in the event the plan is not achieved unless otherwise agreed to by the Board of Directors, in its sole discretion. The Company did not meet its 2006 financial plan, however the Board decided against rescinding the grant in lieu of granting additional shares for fiscal 2007. The options vest in equal installments on the first, second, third, fourth and fifth anniversaries of the grant date. The options expire seven years from the date of grant.
(2)	These awards are performance and/or service based restricted stock granted on January 18, 2005. The performance criteria were changed May 26, 2008. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.

(3)	Award was granted on September 22, 2007, and vests 20% on each anniversary of the grant date.
(4)	These awards are performance and/or service based restricted stock granted on August 20, 2012. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.
(5)	These awards are performance and/or service based restricted stock granted on February 8, 2008. The performance criteria were changed May 26, 2008. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.
(6)	Award was granted on March 9, 2009 and vests 20% on each anniversary of the grant date.
(7)	This award was granted on March 21, 2011 and vests 33 1/3% on each anniversary of the grant date.
(8)	This award was granted on May 3, 2010. This is a performance based award and requires the Company to achieve an EPS of $0.72 for fiscal year 2010 and an EPS of $0.95 and $1.09 back to back by the end of fiscal year 2013. The grant will cliff vest on the fourth anniversary of the grant date as long as the employee is still actively employed by Fred’s. The grant becomes null and void if any of the performance criteria are not met. The Company achieved EPS requirement for 2010, while EPS in fiscal 2011 and 2012 was less than $0.95. The grant will be cancelled on February 2, 2014 for non-achievement of performance requirements.
(9)	This award was granted on May 3, 2010. This is a performance based award and required the Company to achieve an EPS of $0.72 for fiscal year 2010. The Company achieved an EPS of $0.75. The value of the grant was adjusted accordingly and one fourth vested on the first anniversary of the grant date, May 3, 2011. The second fourth vests upon the company achieving an EPS of $0.83 for fiscal year 2011 on the second anniversary of the grant date. The Company achieved an EPS of $0.87 in 2011. Second fourth of shares vested on the second anniversary of the grant date, May 3, 2012. The third fourth vests upon the company achieving an EPS of $0.95 for fiscal year 2012 on the third anniversary of the grant date. The Company achieved as EPS of $0.81 in 2012. Third fourth of the grant will be cancelled on the third anniversary of the grant date, May 3, 2013. The last fourth vests upon the company achieving an EPS of $1.09 for fiscal year 2013 on the fourth anniversary of the grant date.
(10)	This award is a true-up of the equity incentive plan for fiscal year 2010. The initial grant on May 3, 2010 was issued at the target amount of 80% of maximum. The maximum was achieved; as such an additional grant was issued on May 3, 2011. This grant has the same performance requirements and vesting schedule as the grant in footnote #9, except the tranche related to fiscal year 2010 performance vests immediately on the grant date.
(11)	This award is performance and/or service based restricted stock granted on May 10, 2005. The performance criteria were changed May 26, 2008. One third vest upon the Company achieving an operating profit margin of 3.35% or better. Once a 3.35% or better operating profit margin is achieved, the next one third will vest upon the Company achieving an operating profit margin of 3.85% or better. Once the Company has achieved a 3.35% or better and a 3.85% or better operating profit margin, the remaining third will vest upon the Company achieving an operating profit margin of 4.35% or better. To date, none of these performance criteria have been achieved. If the performance measurements are not met, the shares vest on the tenth anniversary of the date of grant.
(12)	This award is a performance based award granted on August 24, 2012. Seventy five percent of stock options vest upon the completion of two consecutive fiscal years of general merchandising real growth measured by the an increase in gross margin comparable store performance of 1.65% plus inflation. Remaining options vest upon completion and achievement of the following pharmacy performance metrics: generation of 25,000 Specialty scripts during any fiscal quarter within three years; increase in the current annual immunizations from 21K to 80K during any trailing twelve month period within three years; increase in compliance and adherence on chronic scripts by 10% during any trailing twelve month period within three years. The grant becomes null and void in the event the company obtains less than 100% of the financial plan upon achievement of set performance requirements. In the event of the completion of an acquisition, merger and/or change of control, 50% of any non-vested options will vest. Options expire on August 23, 2017.
(13)	This award was granted on May 3, 2011. This is a performance based award and required the Company to achieve an EPS of $0.86 for fiscal year 2011. The Company achieved an EPS of $0.87. The value of the grant was adjusted accordingly and one fourth vested on the first anniversary of the grant date, May 3, 2012. The second fourth vests upon the company achieving an EPS of $0.99 for fiscal year 2012 on the second anniversary of the grant date. The Company achieved EPS of $0.81 for 2012. The second fourth of the grant will be cancelled on the second anniversary of the grant date, May 3, 2013. The third fourth vests upon the company achieving an EPS of $1.14 for fiscal year 2013 on the third anniversary of the grant date. The last fourth vests upon the company achieving an EPS of $1.31 for fiscal year 2014 on the fourth anniversary of the grant date.
(14)	This award is a true-up of the equity incentive plan for fiscal year 2011. The initial grant on May 3, 2011 was issued at the target amount of 80% of maximum. The maximum was achieved; as such an additional grant was issued on August 3, 2012. This grant has the same performance requirements and vesting schedule as the grant in footnote #13, except the tranche related to fiscal year 2011 performance vests immediately on the grant date.

Option Exercises and Stock Vested

The following table reflects the activity of restricted stock that vested, during the fiscal year ended February 2, 2013, with respect to each of the Named Executive Officers.

Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bruce A. Efird	—	$0	25,000	$357,750	(3)
			6,201	$88,711	(4)
Jerry A. Shore	—	$0	3,249	$45,681	(5)
			2,862	$40,943	(4)
Rick A. Chambers	7,800	$6,630	1,478	$20,781	(5)
			1,195	$16,965	(4)
Alan C. Crockett	—	$0	1,136	$15,972	(5)
			1,291	$18,327	(4)
Reggie E. Jacobs	5,000	$4,073	1,478	$20,781	(5)
			1,268	$18,002	(4)

(1)	Represents stock options issued in fiscal 2006. See footnote #1 in the Outstanding Equity Awards for details on the performance criteria and vesting schedules.
(2)	Determined as a difference between the grant strike price and market price at exercise, multiplied by the number of stock options exercised.
(3)	Represents shares of stock granted on September 22, 2007 that cliff vested five years from the date of grant on September 22, 2012. Value realized is determined by reference to the closing price of Fred’s common stock on September 22, 2012 that was $14.31.
(4)	Represents shares issued in fiscal 2011 and fiscal 2012 under the 2011 equity incentive plan. See footnote #13 and #14 in the Outstanding Equity Awards for details on the performance criteria and vesting schedules. Value realized is determined by reference to the closing price of Fred’s common stock on the two dates when 2011 equity incentive plan shares vested, May 3, 2012 and August 3, 2012. The closing price on May 3, 2012 was $14.06 and on August 3, 2012 was $15.29.
(5)	Represents shares issued in fiscal 2010 and fiscal 2011 under the 2010 equity incentive plan. See footnote #9 and #10 in the Outstanding Equity Awards for details on the performance criteria and vesting schedules. Value realized is determined by reference to the closing price of Fred’s common stock on the date when 2010 equity incentive plan shares vested, May 3, 2012. The closing price on May 3, 2012 was $14.06.

Director Compensation

There are four primary components of compensation to our non-management directors: a cash retainer, committee chair fee, committee member fee and restricted stock. Members of Company management who also serve as members of the Board of Directors are not eligible for compensation for their services in their capacity as a director. The following table sets forth the types and amounts of compensation paid to our directors as of February 2, 2013:

Annual Retainer
Chairman of the Board	$162,000
Standard	$34,200

Committee Chair Fees
Audit	$16,000
Nominating	$6,000
Governance	$6,000
Compensation	$7,500
Pharmacy	$8,000
Financial Director	$11,500

Committee Member Fees
Audit	$4,500
Nominating	$1,500
Governance	$1,500
Compensation	$1,500
Pharmacy	$1,500

Annual Restricted Stock Grant (1)
Chairman of the Board	$160,000
Standard	2,500 shares

(1)	Restricted stock granted to directors in fiscal 2012 and 2011 cliff vests on the day after the grantee ceases to be a Board of Director member. In the event of termination without cause the restricted shares will cliff vest on the day before such termination.

Non-management directors also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their Board or committee service.

The following table sets forth the compensation paid to non-management directors during the fiscal year ended February 2, 2013.

Name	Fees earned or Paid in Cash $	Stock Awards $ (1)	Option Awards $ (3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings $	Total
Michael J Hayes (2)	$242,256	$161,007	—	—	$403,263
John R. Eisenman	$52,450	$38,225	—	—	$90,675
Roger T. Knox	$44,700	$38,225	—	—	$82,925
Thomas H. Tashjian	$62,200	$38,225	—	—	$100,425
B. Mary McNabb	$47,700	$38,225	—	—	$85,925
Michael T. McMillan	$46,200	$38,225	—	—	$84,425
Steven R Fitzpatrick	$31,050	$38,225	$9,650	—	$78,925

(1)	This represents the full grant date fair value ($15.29 per share) of the 2012 restricted stock awards to non-employee directors.
(2)	Mr. Hayes retired effective February 1, 2009. Pursuant to his employment agreement, he received pay continuation of $250,000 annually for three years and a monthly stipend of $6,000 to offset office related expenses. Mr. Hayes’ employment agreement expired in February 2012 and he was paid under his original employment agreement until May 1, 2012. Effective May 1, 2012 Mr. Hayes receives compensation as the Chairman of the Board of Directors in the form of an annual Chairman fee of $162,000 and restricted stock grant of $160,000 that vests on the day after he ceases to be a Board of Director member.
(3)	Represents an aggregate grant date fair value of a grant of 2,500 stock options awarded to Steven Fitzpatrick on August 24, 2012 with an exercise share price of $13.64. This award vested 100% on the date of grant and will remain exercisable over the period of five years since the date of grant.

The following chart sets forth outstanding stock options at fiscal yearend held by non-management directors; all option awards outstanding are vested.

Name	Stock	Stock Options
Michael J Hayes	11,804	18,720
John R. Eisenman	5,000	7,250
Roger T. Knox	5,000	7,250
Thomas H. Tashjian	5,000	7,250
B. Mary McNabb	5,000	9,750
Michael T. McMillan	5,000	7,250
Steven R. Fitzpatrick	2,500	2,500

Potential Post Employment Payments or Benefits

This section explains the payments and benefits to which the Named Executive Officers are entitled to in various termination of employment scenarios. These are hypothetical situations only, as all of our Named Executive Officers are currently employed by the Company. For purposes of this explanation, we have assumed that termination of employment occurred on February 3, 2013, the last day of our 2012 fiscal year.

The intent of this section is to isolate those payments and benefits for which the amount, vesting or time of payment is altered by a termination of employment. This section does not cover all amounts the Named Executive Officers would receive following termination. Specifically, the Named Executive Officers are entitled to retain their vested stock option awards, and if they meet specified minimum age at the time of termination, the unvested portion of certain stock option awards are not forfeited, and vesting will continue according to the original schedule. The minimum age is 65 and none of the Named Executive Officers has reached the minimum age as of 2012 fiscal year end.

The following table reflects compensation upon the occurrence of a range of potential separation events for each of the Named Executive Officers, calculated as if the separation event occurred on February 3, 2013. The actual amounts to be paid can only be determined at the time of an actual event.

Name	Change in Control ($) (1)	Involuntary (Not for Cause) Termination ($)	Retirement ($)	Death ($)
Bruce A. Efird
Salary (2)	$466,667	$466,667	$—	$466,667
Stock Options (3)	1,189,063	1,189,063	6,250	1,195,483
Restricted Stock	—	—	—	—
Health Benefits

Totals	$1,655,730	$1,655,730	$6,250	$1,662,150
Jerry A. Shore
Salary	$—	$—	$—	$—
Stock Options (3)	—	—	3,295	3,295
Health Benefits	—	—	—	—

Totals	$—	$—	$3,295	$3,295
Rick A. Chambers
Salary	$—	$—	$—	$—
Stock Options (3)	—	—	—	—
Health Benefits	—	—	—	—

Totals	$—	$—	$—	$—
Alan C. Crockett
Salary	$—	$—	$—	$—
Stock Options (3)	—	—	80	80
Health Benefits	—	—	—	—

Totals	$—	$—	$80	$80
Reggie E. Jacobs
Salary	$—	$—	$—	$—
Stock Options (3)	—	—	—	—
Health Benefits	—	—	—	—

Totals	$—	$—	$—	$—

(1)	Stock options granted to Mr. Efird and Mr. Shore on August 24, 2012 provides for a portion of the grant vesting in the event of a merger or change in control. The value of the grant at February 2, 2013 is $0, since exercise price exceeded share price on that date. Refer to footnote 12 in the Outstanding Equity Awards table for additional information.
(2)	Under Mr. Efird’s employment agreement, in the event the Company terminates his employment without cause or in the case of death, Mr. Efird is entitled to continuation of base pay for the remainder of his initial term (The initial term is two years and ended on September 22, 2009) or after the initial term any additional term (additional terms are one year in length). See “Employment Agreements” in the Compensation Discussion and Analysis section.
(3)	This represents the total value of in the money options at February 2, 2013.

PROPOSAL 2 - APPROVE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP audited the Company’s consolidated financial statements and internal control over financial reporting for the year ended February 2, 2013. BDO USA, LLP is an independent registered public accounting firm. The Board of Directors is asking the shareholders to approve the appointment of BDO USA, LLP as such independent registered public accounting firm for the fiscal year ending February 1, 2014. Although not required by law, NASDAQ listing standards, or the Company’s bylaws, the Board of Directors is submitting the selection of BDO USA, LLP to the shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders, including economic considerations.

The Board of Directors will offer a resolution at the Annual Meeting to ratify this selection. BDO USA, LLP, which has acted as independent registered public accounting firm of Fred’s since July 30, 2004, is expected to be represented at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”

THE APPROVAL OF THE SELECTION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

Fees Paid to Independent Registered Public Accounting Firms

The following table sets forth certain fees billed and to be billed to us by BDO USA, LLP in fiscal 2012 and 2011 in connection with various services provided to us throughout those fiscal years:

Service	2012 Aggregate Fees Billed	2011 Aggregate Fees Billed
Audit Fees (1)	$811,163	$839,466
Audit-Related Fees (2)	65,426	61,048
Tax Fees (3)	—	—
All Other Fees	—	—

(1)	Audit fees include fees and expenses associated with the annual audit of consolidated financial statements, reviews of quarterly financial statements, and Sarbanes-Oxley Section 404 attestation services.
(2)	Audit related fees include audits of employee benefit plans, statutory audits of a subsidiary, and consultation on accounting and reporting matters.
(3)	Tax fees represent billings for professional services for tax planning, structuring and compliance (including federal, state, and local).

The Audit Committee has the responsibility to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Where feasible, the Audit Committee considers and, when appropriate, pre-approves such services at regularly scheduled meetings after being informed by management as to the nature of the services to be performed and projected fees. The Committee also has authorized its Chairman to consider and, when appropriate, pre-approve audit and non-audit services in situations where pre-approval is necessary prior to the next regularly scheduled meeting of the Audit Committee. Company management and the Chairman must report to the Audit Committee at its next meeting with respect to all services pre-approved by him since the last Audit Committee meeting.

In fiscal 2012, all audit and permissible non-audit services provided by our independent registered public accounting firm were pre-approved by the Audit Committee.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers as described in the “Compensation Discussion and Analysis” section and the “Executive Compensation” section. In accordance with the view expressed by our shareholders in an advisory vote at the 2011 Annual Meeting of Shareholders, our Board of Directors currently intends to provide for an advisory vote on compensation on an annual basis.

As we describe in more detail under the heading “Compensation Discussion and Analysis”, we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our executives for the achievement of short-term and long-term operational, financial and individual goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive awards and stock awards geared towards long-term equity incentive. At our 2012 Annual Meeting of Shareholders, more than 99% of the shares voted (or 89% of total shares outstanding) were cast in support of the Company’s executive compensation program.

Highlights of our executive compensation program include:

•	A large portion of the total potential realizable compensation is tied to Company performance and measurable goals.

•	Equity awards that have been granted vest over multiple years which are intended to encourage long-term retention and ownership.

•	Equity awards incentivize management to manage and grow the value of the business over the long-term, serving to align the financial interests of our executive officers with those of our shareholders.

•

Our Compensation Committee considers the performance, organizational impact, skills and experience when reviewing and determining salary levels of each named executive officer. Base pay levels are competitive within the middle of a range that the Compensation Committee considers reasonable and necessary.

We believe that our executive compensation program is well designed, appropriately aligns the compensation of our executive officers with our performance objectives and our company strategy and incentivizes strong individual performance. In deciding how to vote on this proposal, we encourage you to read the entire “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion and analysis of our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER BUSINESS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy are authorized by you to act, and will act, in respect thereof in accordance with recommendations of management and their best judgment.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the proxy statement and presented at the 2014 Annual Meeting must be received by the Company no later than January 17, 2014 and the proposals must meet certain eligibility requirements of the Securities and Exchange Commission. Proposals may be mailed to Fred’s, Inc., to the attention of the Secretary, 4300 New Getwell Road, Memphis, Tennessee 38118.

SOLICITATION OF PROXIES AND COST THEREOF

The cost of solicitation of the proxies will be borne by the Company. In addition to solicitation of the proxies by use of mail systems, employees of the Company, without extra remuneration, may solicit proxies personally or by telecommunications. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE (EXCEPT FOR EXHIBITS), BY WRITING TO: FRED’S, INC., ATTN: SECRETARY, 4300 NEW GETWELL ROAD, MEMPHIS, TENNESSEE 38118.

By order of the Board of Directors,

/s/ Charles S. Vail
Charles S. Vail
Secretary

May 23, 2013

FRED’S, INC.

Holiday Inn Express

2192 S. Highway 441, Dublin, Georgia

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - JUNE 19, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Charles S. Vail and Jerry A. Shore, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock of the undersigned at the Annual Meeting of the Shareholders of Fred’s, Inc., to be held June 19, 2013, at 5:00 p.m., Eastern Daylight Time, or any adjournment thereof, with all powers which the undersigned would possess if personally present, in the following manner:

1. Election of Directors for the term of one year.

☐ FOR all nominees listed below	☐ WITHHOLD ALL AUTHORITY *
(except as marked to the contrary below)	to vote for all nominees listed below

*	INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THE NOMINEE’S NAME BELOW.

Michael J. Hayes	John R. Eisenman	Thomas H. Tashjian	B. Mary McNabb
Michael T. McMillan	Bruce A. Efird	Steven R. Fitzpatrick

2. Approval of BDO USA, LLP as independent registered public accounting firm of the Company, as described in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Advisory vote on executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

In their discretion, the Proxies are authorized to vote upon such other business (none at the time of the solicitation of this Proxy) as may properly come before the meeting or any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE VOTED FOR THE PROPOSALS 1, 2 AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

The undersigned acknowledges receipt of Notice of said Annual Meeting and the accompanying Proxy Statement, and hereby revokes all proxies heretofore given by the undersigned for said Annual Meeting. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO VOTING THEREOF.

Dated: , 2013

Signature of Shareholder	Signature of Shareholder (if held jointly)

Please Date this Proxy and Sign Your Name or Names Exactly as Shown Hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, Please Sign Your Full Title as Such. If There Are More than One Trustee, or Joint Owners, All must Sign. Please Return the Proxy Card Promptly Using the Enclosed Envelope.